                                                         Exhibit No. EX-99(d)(5)

                          UMB Scout Funds, on behalf of
                     UMB Scout International Discovery Fund

                   Fee Waiver and Expense Assumption Agreement

     Agreement,  made  effective  as of the 31st day of  December  2007,  by and between UMB Scout Funds, a Delaware statutory trust (the "Trust"),  on behalf of its UMB Scout  International  Discovery  Fund  series  (the  "Fund"),  and Scout
Investment Advisors, Inc., a Missouri corporation (the "Advisor").

     The Advisor  hereby agrees to reduce all or a portion of its advisory fees, and, if necessary,  to assume certain other expenses (to the extent permitted by the  Internal  Revenue  Code of 1986,  as  amended)  of the Fund,  to the extent necessary  so that the Fund's  Total  Annual  Operating  Expenses,  for a period commencing on the date of this Agreement through October 31, 2009, do not exceed
1.60% of average daily net assets for the Fund

     If the Fund's Total Annual  Operating  Expenses are below 1.60%, the Trust, on behalf of the Fund, may reimburse the Advisor for any fees previously  waived and/or  expenses  previously  assumed  to the  extent  that the  amount  of such reimbursement  does not cause the Fund's  Total  Annual  Operating  Expenses  to exceed 1.60%. The Fund is not obligated to reimburse the Advisor for waived fees or expenses that were assumed by the Advisor more than  thirty-six  months prior to the date of any such reimbursement.

     This Agreement may not be assigned by the Advisor without the prior consent of the Trust. This Agreement shall automatically  terminate upon the termination of the Advisory Agreement or in the event of merger or liquidation of the Fund.

     The parties  hereto have caused this  Agreement  to be  effective as of the
31st day of December, 2007.

                               UMB SCOUT FUNDS

                               By:

                               Name and Title: ____________________________

                               SCOUT INVESTMENT ADVISORS, INC.

                               By:

                               Name and Title:  ____________________________